UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to §240.14a-12

MAC-GRAY CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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 Many of you are shareholders in Mac-Gray, and as a result you are receiving mail regarding the current “proxy contest.” A proxy contest is an event where dissident shareholders seek to influence a company’s direction through a direct appeal to other shareholders. In this particular case, Fairview Capital Management, one of our institutional shareholders, is seeking to alter the composition of the Company’s Board of Directors by replacing the two current members who are up for election with their own candidates.

The Company’s candidates for this year’s election are myself and Chris Jenny, a Board member since 2005 and a senior partner at the Parthenon Group.  Chris has been a valued source of critical, strategic insight and acquisition analysis for the Company.  The dissidents’ candidates are 36-year-old Scott Clark, an employee of the dissident group with no operating company or public company Board experience and Bruce Ginsberg, a President of a struggling private ice cream company who has neither public company management nor board experience.

Fairview has publicly disclosed that they want to either sell the Company or pay a large cash dividend which would eliminate the Company’s future growth and likely cause it to shrink.  This election represents a referendum on the future direction of your Company. While there are stringent limitations on what can be said in this note, our Board strongly recommends that you vote for the Company’s two nominees.

The purpose of this note is to respond to a question that some of you have asked. You only need to vote the card that you wish, and that is why they have distinctive colors. The Mac-Gray card is white and the Fairview card is gold. You need not do anything with the card that you wish to vote against. If you wish to support the Mac-Gray recommendations you should vote the white card.  Whether or not you are able to attend the Annual Meeting, your Board urges you to submit the WHITE proxy card, and which, when properly executed, will be voted as you direct.  Remember only the latest completed proxy counts.  If you inadvertently voted a gold card, just complete a white card and submit it today.

If you have any questions at all you can email Linda Serafini at lserafini@macgray.com or call her at 781-487-7647. Alternatively, you could call the Company’s proxy solicitor, MacKenzie Partners, Inc., which is assisting us, toll-free (800) 322-2885 or (212) 929-5500 (call collect) or at proxy@mackenziepartners.com.

Important Information

In connection with the solicitation of proxies, on April 3, 2009, Mac-Gray Corporation filed a definitive proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the Company’s 2009 Annual Meeting. MAC-GRAY’S STOCKHOLDERS ARE STRONGLY ADVISED TO READ THE DEFINITIVE PROXY MATERIALS AND ANY OTHER RELEVANT SOLICITATION MATERIALS FILED BY MAC-GRAY WITH THE SEC BEFORE MAKING ANY VOTING OR INVESTMENT DECISION BECAUSE THESE DOCUMENTS CONTAIN IMPORTANT INFORMATION. The Company’s proxy statement and any other materials filed by the Company with the SEC can be obtained free of charge at the SEC’s website at www.sec.gov. The Company’s definitive proxy materials are also available for free from Mac-Gray Corporation at http://www.macgray.com/proxy, by writing to Mac-Gray Corporation, 404 Wyman Street, Suite 400, Waltham, MA 02451, Attention: Secretary, Linda A. Serafini, or by contacting MacKenzie Partners, Inc., by toll-free telephone at 800-322-2885 or by e-mail at proxy@mackenziepartners.com. The contents of the websites referenced above are not deemed to be incorporated by reference into the proxy statement.

Mac-Gray Corporation and its directors, nominees and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Mac-Gray in connection with the Company’s 2009 Annual Meeting of Stockholders. Information concerning the interests of participants in the solicitation of proxies is included in the definitive proxy statement filed by Mac-Gray with the SEC on April 3, 2009 in connection with its 2009 Annual Meeting of Stockholders.